Exhibit 107.1

Calculation of Filing Fee Table
Form S-3
(Form Type)
Element Solutions Inc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.01 per share	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	—	(2)	(2)
	Total Fees Previously Paid							—
	Total Fees Offsets							$60,168.25 (3)
	Net Fee Due							—
(1) An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices and as may from time to time be issued upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Element Solutions Inc (the “Registrant”) is deferring payments of all of the registration fees. Any subsequent registration fees will be paid on a pay-as-you-go basis based on the fee rate in effect on the date of such fee payment, taking into account the fee offset identified in the table above.

(3)    The Registrant previously registered an indeterminate amount of securities having an aggregate offering price of $1,000,000,000 pursuant to a Registration Statement on Form S-3 (Registration No. 333-212480), initially filed on July 12, 2016, and declared effective on July 26, 2016 (the “Initial Registration Statement”), and paid a filing fee of $100,700. The Registrant sold an aggregate of $402,499,993.50 of such securities under the Initial Registration Statement, leaving a balance of $597,500,006.50 of unsold securities (the “Unsold Securities”). The filing fee attributable to the securities sold under the Initial Registration Statement was $40,531.75 (calculated at the fee rate in effect on the filing date of the Initial Registration Statement, or .00010070), leaving $60,168.25 in previously paid and unused fees (the “Fee Offset”) available as an offset against future registration statements in accordance with Rule 457(p) under the Securities Act.
Pursuant to Rule 415(a)(6) under the Securities Act, the Registrant carried forward the Fee Offset to its automatically effective Shelf Registration Statement on Form S-3ASR (Registration No. 333-232966) filed on August 2, 2019 (the “2019 Registration Statement”) and, subsequently, to its automatically effective Shelf Registration Statement on Form S-3ASR (Registration No. 333-266349) filed on July 27, 2022 which replaced the 2019 Registration Statement (the “2022 Registration Statement”). The Unsold Securities remain unsold as of the date of this registration statement and, pursuant to Rule 457(p) under the Securities Act, the Fee Offset may be applied to any future filing fees payable under this Registration Statement. The offering of the Unsold Securities under the 2022 Registration Statement has been terminated.